Exhibit 99.1

Dear Merus,

I’m excited to share the news that we have reached an agreement to enter into a transaction to join Genmab News Releases - Merus.

I’m incredibly proud of what we’re accomplishing, with our own foundational platform technologies, research and development pipeline, and Bizengri drug approval, as well as how we’ve been growing our company to accomplish all of our successes. I believe that the next step for us as a company is now best taken together with Genmab, to give us and our programs including petosemtamab, the best resources and opportunities to be successful.

Importantly, the proposed transaction will take several months or longer to conclude, or “close.” In this interim period, Merus and Genmab will continue to operate as independent companies. We believe the transaction will close by early in the first quarter of 2026 pending closing conditions customary for similar transactions. This is an incredibly important time for us and the execution of our priorities. I am asking all of you to continue to focus on these priorities and your day-to-day responsibilities and to continue to deliver on our significant and important goals. Until the transaction closes, we will operate our business as usual with our current governance, team and individual scopes of responsibility and reporting structures. All company policies and procedures will remain in place.

You may receive questions or outside inquiries regarding us or this transaction. Please remember that we continue to maintain our communications policy where only specific named people can comment publicly on or speak on behalf of the company. If you receive any questions, please direct them to Sherri Spear, s.spear@merus.nl. In addition, please refrain from any social media postings about the transaction or about Merus during this time between announcement and closing. Because of the nature of this transaction, we are subject to additional legal requirements for any communications about this subject.

Our ability as a company to be nimble and resilient in the face of change is part of what has always made Merus great – through our early years, the discovery and development of our early clinical assets, finding our way through clinical development and our first approved medicine, and being able to grow our company while maintaining financial stability, has been a testament to the flexibility, creativity and focus of all of us, and that continues today. I watched all of us work together as one very large team in the chain reaction game at our party ten days ago and, frankly, I was floored by your creative problem solving, commitment and kindness towards one another. With this transaction agreement announced today with Genmab, I’m counting on all of us to do what we’ve always done: commit and move as one, as we take this next step for all of us, for Merus, and for petosemtamab, to continue our mission to close in on cancer, every day.

Today, at 3:30p CET/ 9:30 a.m. ET, I will host a short Town Hall to provide some further details on this transaction. I understand you may have questions, and I am committed to listening to you and, over time, making sure you have answers to all of your questions.

I want to thank you again on behalf of our company, and on behalf of the patients we aim to serve, for your dedication and look forward to speaking with many of you in the office both here in Utrecht today and later this week in Cambridge.

Sincerely,

Bill

Additional Information and Where to Find It

The tender offer for Merus’ outstanding common shares referenced herein has not commenced. This communication is not an offer to buy or a solicitation of an offer to sell any securities of Merus. The offer to buy common shares of Merus will only be made pursuant to a Tender Offer Statement on Schedule TO, including an offer to purchase, a letter of transmittal and other related materials that Genmab A/S (“Parent”) intends to cause its acquisition subsidiary, Genmab Holding II B.V. (“Purchaser”), to file with the SEC. In addition, Merus will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. Merus will also file with the SEC a proxy statement on Schedule 14A in connection with an extraordinary general meeting of shareholders of Merus, at which Merus shareholders will vote on certain proposed resolutions in connection with the proposed transactions, and will mail the definitive proxy statement and a proxy card to each shareholder entitled to vote at the extraordinary general meeting. Once filed, investors will be able to obtain a free copy of these materials and other documents filed by Parent, Purchaser and Merus with the SEC at the website maintained by the SEC at www.sec.gov. Investors may also obtain, at no charge, any such documents filed with or furnished to the SEC by Merus on Merus’s website at https://merus.nl/.

INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THESE DOCUMENTS WHEN THEY BECOME AVAILABLE, INCLUDING THE OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL, THE SOLICITATION/RECOMMENDATION STATEMENT AND THE PROXY STATEMENT AND ANY AMENDMENTS OR SUPPLEMENTS THERETO, AS WELL AS ANY OTHER DOCUMENTS RELATING TO THE TENDER OFFER AND THE PROPOSED TRANSACTIONS THAT ARE FILED WITH THE SEC, CAREFULLY AND IN THEIR ENTIRETY PRIOR TO MAKING ANY DECISIONS WITH RESPECT TO WHETHER TO TENDER THEIR SHARES INTO THE TENDER OFFER OR MAKING ANY VOTING DECISION BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE TENDER OFFER AND THE PROPOSED TRANSACTIONS .

Participants in the Solicitation

Merus and certain of its directors, executive officers and other members of management and employees may be deemed to be participants in soliciting proxies from its shareholders in connection with the proposed transactions. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of Merus’s shareholders in connection with the proposed transactions will be set forth in Merus’s definitive proxy statement for its extraordinary general meeting at which certain matters relating to the proposed transactions will be submitted for approval by Merus’s shareholders. You may also find additional information about Merus’s directors and executive officers in Merus’s Annual Report on Form 10-K for the year ended December 31, 2024 which was filed with the SEC on February 27, 2025 (as amended) and Merus’s Definitive Proxy Statement for its 2025 annual general meeting of shareholders, which was filed with the SEC on April 24, 2025.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this communication that are not a description of historical facts are forward-looking statements. Words or phrases such as “believe,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “seek,” “plan,” “expect,” “should,” “would” or similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these words. The forward-looking statements are based on current beliefs and expectations and include, but are not limited to, statements regarding the planned completion of the transactions contemplated by the Transaction Agreement and related timing, as well as the potential effects of the proposed transactions on Merus. Risks and uncertainties that could cause results to differ materially from expectations include without limitation: uncertainties as to the timing and completion of the tender offer and the proposed transactions; uncertainties as to the percentage of Merus shareholders tendering their common shares in the tender offer and as to the percentage of Merus shareholders voting in favor of the matters relating to the proposed transactions at the extraordinary general meeting; the possibility that competing offers will be made; the possibility that various closing conditions for the tender offer or the proposed transactions may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); the effects of disruption caused by the proposed transactions making it more difficult to maintain relationships with employees, collaborators, vendors and other business partners; risks related to diverting management’s attention from Merus’s ongoing business operations; the risk that shareholder litigation in connection with the transactions contemplated by the Transaction Agreement may result in significant costs of defense, indemnification and liability; and risks and uncertainties pertaining to Merus’s business, including the important factors described in the section titled “Risk Factors” in Merus’s Quarterly Report on Form 10-Q for the period ended June 30, 2025, as such factors may be updated from time to time in Merus’s other filings with the SEC, as well as the tender offer materials to be filed by Purchaser and Parent, the Solicitation/Recommendation Statement to be filed by Merus in connection with the tender offer.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Merus undertakes no obligation to revise or update these statements to reflect events or circumstances after the date hereof, except as required by law.